Sub-Item 77C
       Submission of Matters to a Vote of Security Holders

      The Annual Meeting of Shareholders of the Fund (the "Meeting") was held on September 25, 2009 pursuant to notice given to all shareholders of record at the close of business on August 3, 2009.
At the Meeting, the shareholders were asked to approve the election of seven directors. Each of the nominees was approved by the shareholders of the Fund in the manner required by the Funds' by-laws and the 1940 Act. The name of each Director elected at the Meeting is listed below.

Information regarding shares voted for and against the matter before the Meeting follows:


To elect seven Directors to serve for the ensuing year.

                                     FOR                  WITHHOLD
Maurice L. Schoenwald            4,608,732.95            143,078.05
David J. Schoenwald              4,615,514.13            136,296.87
Murray D. Rosenblith             4,616,247.90            135,563.10
Sharon Reier                     4,632,242.21            119,568.79
Preston V. Pumphrey              4,618,972.02            132,838.98
Susan Hickey                     4,632,412.60            119,398.40
Jonathan D. Beard                4,636,772.36            115,038.64